[INVESCO ICON] INVESCO FUNDS                        INVESCO FUNDS GROUP, INC.
                                                    7800 East Union Avenue
                                                    Denver, Colorado 80237
                                                    Post Office Box 173706
                                                    Denver, Colorado 80217-3706
                                                    Telephone: 303-930-6300


August 18, 1999



Mr. Christopher J. Meyers
Assistant Vice President
State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

RE:   INVESCO Variable Investment Funds, Inc.

Dear Mr. Meyers:

This is to advise you that INVESCO Variable Investment Funds, Inc. (the "Company") has established three new series of shares to be known as INVESCO VIF
- Financial Services Fund, INVESCO VIF - Market Neutral Fund and INVESCO VIF - Telecommunications Fund. In accordance with the Additional Funds provision in Paragraph 17 of the Custodian Contract dated October 20, 1993 between the Company and State Street Bank and Trust Company, the Company hereby requests that you act as Custodian for the new series under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Company and retaining one copy for your records.

Sincerely,


/s/ Alan I. Watson
--------------------
Alan I. Watson
Assistant Secretary

Agreed to this 19th day of August, 1999.

STATE STREET BANK AND TRUST COMPANY



By:   /s/ Charles M. Whittemore
      -------------------------
      Vice President